                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G/A
                              (Amendment No. 1)*

                 Under the Securities Exchange Act of 1934

                              ROGUE WAVE, INC.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 775369 10 1
                     ----------------------------------
                                (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 12 Pages

CUSIP No. 775369 10 1                  13G                   Page 2 of 14 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado C&L Fund, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                12,233
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                12,233
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     12,233
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 2 of 12 pages

CUSIP No. 775369 10 1                  13G                   Page 3 of 14 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Technology IV, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                22,159
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                22,159
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     22,159
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 3 of 12 pages

CUSIP No. 775369 10 1                  13G                   Page 4 of 14 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Ventures III, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                660,595
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                660,595
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     660,595
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     7.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 4 of 12 pages

CUSIP No. 775369 10 1                  13G                   Page 5 of 14 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Venture Partners III
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                694,987
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                694,987
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     694,987
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 5 of 12 pages

CUSIP No. 775369 10 1                  13G                   Page 6 of 14 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Shanda Bahles
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                694,987
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                694,987
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     694,987
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 6 of 12 pages

CUSIP No. 775369 10 1                  13G                   Page 7 of 14 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Gary W. Kalbach
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                694,987
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                694,987
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     694,987
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 7 of 12 pages

CUSIP No. 775369 10 1                  13G                   Page 8 of 14 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Thomas H. Peterson
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                694,987
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                694,987
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     694,987
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 8 of 12 pages

ITEM 1.

(a)  Name of Issuer: Rogue Wave, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

     850 S.W. 35th Street
     Corvallis, OR 97333

ITEM 2.

(a)  Name of Person Filing:

     El Dorado C&L Fund, L.P. ("EDC&L")
     El Dorado Technology IV, L.P. ("EDT IV")
     El Dorado Ventures III, L.P. ("EDT III")
     El Dorado Ventures Partners III ("EDVP III")
     Shanda Bahles
     Gary W. Kalbach
     Thomas H. Peterson

(b)  Address of Principal Business Office:

     2400 Sand Hill Road
     Suite 100
     Menlo Park, CA  94025

(c)  Citizenship/Place of Organization:

     Entities:   EDC&L - California
                 EDT IV - California
                 EDV III - California
                 EDVP III - California

     Individuals:  Ms. Bahles - United States
                   Mr. Kalbach - United States
                   Mr. Peterson - United States

(d)  Title of Class of Securities:  Common Stock

(e)  CUSIP Number:  775369 10 1

ITEM 3.  NOT APPLICABLE.


                             Page 9 of 12 pages

ITEM 4.  OWNERSHIP.


                                    EDC&L     EDT IV   EDV III   EDVP III    BAHLES    KALBACH    PETERSON
(a)  Beneficial Ownership           12,233    22,159   660,595   694,987     694,987   694,987    694,987

(b)  Percentage of Class             0.1%      0.3%     7.9%       8.3%        8.3%      8.3%       8.3%

(c)  Sole Voting Power              12,233    22,159   660,595     -0-        -0-        -0-        -0-

     Shared Voting Power             -0-       -0-       -0-     694,987     694,987   694,987    694,987

     Sole Dispositive Power         12,233    22,159   660,595     -0-        -0-        -0-        -0-

     Shared Dispositive Power        -0-       -0-       -0-     694,987     694,987   694,987    694,987



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

No reporting person is a member of a group as defined in
Section 240.13d-1(b)(1)(ii)(H) of the Act.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

Not applicable.

EXHIBITS

A:  Joint Filing Statement


                             Page 10 of 12 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998

EL DORADO C&L FUND, L.P.                   EL DORADO TECHNOLOGY IV, L.P.

By:  El Dorado Venture Partners III        By:  El Dorado Venture Partners III
          its general partner                        its general partner

By:  /s/ Thomas H. Peterson                By:  /s/ Thomas H. Peterson
     ----------------------                     ----------------------
     General Partner                            General Partner


EL DORADO VENTURES III, L.P.               EL DORADO VENTURE PARTNERS III

By:  El Dorado Venture Partners III        By:  /s/ Thomas H. Peterson
          its general partner                   ----------------------
                                                General Partner
By:  /s/ Thomas H. Peterson
     ----------------------
     General Partner


By:  /s/ Shanda Bahles
     ----------------------
     Shanda Bahles


By:  /s/ Gary W. Kalbach
     ----------------------
     Gary W. Kalbach


By:  /s/ Thomas H. Peterson
     ----------------------
     Thomas H. Peterson


                                Page 11 of 12 pages

                                   EXHIBIT A
                          AGREEMENT OF JOINT FILING

     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date:  February 13, 1998

EL DORADO C&L FUND, L.P.                EL DORADO TECHNOLOGY IV, L.P.

By:  El Dorado Venture Partners III     By:  El Dorado Venture Partners III
          its general partner                     its general partner

By:  /s/                                By:  /s/
     ----------------------                  ----------------------
     General Partner                         General Partner


EL DORADO VENTURES III, L.P.            EL DORADO VENTURE PARTNERS III

By:  El Dorado Venture Partners III     By:  /s/
          its general partner                ----------------------
                                             General Partner
By:  /s/
     ----------------------
     General Partner


By:  /s/
     ----------------------
     Shanda Bahles


By:  /s/
     ----------------------
     Gary W. Kalbach


By:  /s/
     ----------------------
     Thomas H. Peterson



                                Page 12 of 12 pages